Exhibit 99.1

Worthington Industries Accelerates Payment of Two Quarterly Dividends

Pays March and June Dividends for Fiscal 2013

COLUMBUS, OH--(Marketwire - December 10, 2012) - The board of directors of Worthington Industries, Inc. (NYSE: WOR) has declared an accelerated third and fourth quarter cash dividend totaling $0.26 per share of outstanding common stock. The dividend is payable on December 28, 2012, to shareholders of record December 21, 2012. This dividend represents an acceleration of the dividend payments for the third and fourth quarters of fiscal 2013 of $0.13 per share for each quarter, and is in addition to the dividend to be paid on December 28, which had been declared on September 26, 2012. The next opportunity for the board to consider and approve a dividend will be at the June board meeting. This marks the 181st consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for oil and natural gas markets; scuba tanks, and compressed natural gas cylinders for buses, trucks and passenger cars; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 82 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cmlyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: slhiggin@WorthingtonIndustries.com